Exhibit 10.1

MERCK & CO., INC.

CHANGE IN CONTROL SEPARATION BENEFITS PLAN

(Effective as Amended and Restated, as of January 1, 2013)

ARTICLE I

PURPOSE

All capitalized terms used in this Article I are defined in Article II, below.

The MSD Board originally adopted the Merck & Co., Inc. Change in Control Separation Benefits Plan, effective November 23, 2004, in recognition that the possibility of a Change in Control existed and that the threat or the occurrence of a Change in Control would have resulted in significant distractions of its key executive personnel because of the uncertainties inherent in such a situation. In addition, the MSD Board determined that it was essential and in the best interest of MSD and its stockholders at that time to retain the services of its key executive personnel in the event of a threat of a Change in Control and to ensure their continued dedication and efforts in such event without undue concern for their personal financial and employment security.

In light of the Merck/Schering-Plough Merger and the belief that the same Change in Control risks continued to exist, the Compensation & Benefits Committee of the MSD Board amended and restated the Plan and the Board adopted such amended and restated Plan, in each case, effective as of the Merger Closing Date. Consistent with the intent of the original Plan, the amended and restated Plan, maintained the protections and benefits for key executive personnel of MSD and its subsidiaries that were established by the original Plan. Changes reflected in that amendment and restatement included, generally, (1) an update to the definition of Change in Control to reflect that the applicable triggering event under the terms of the Plan is a Change in Control of the Company (but not MSD), subject to the amendment provisions regarding the effectiveness of this amendment, and (2) other technical changes that were determined to be necessary for the proper operation of the Plan in light of the Merck/Schering-Plough Merger. The Plan was subsequently amended by the Compensation & Benefits Committee of the Board in February 2010 to eliminate the right for any participant to receive excise tax gross-up payments.

The Compensation & Benefits Committee of the Board has now adopted this amendment and restatement to incorporate certain changes, effective on the Restatement Effective Date, to further align the Plan with evolving best practices and to reflect the Company’s current compensation framework, including, generally, (1) changes to the covered population, (2) changes in the calculation and duration of severance and (3) updates to the definitions of Change in Control and Good Reason.

ARTICLE II

DEFINITIONS

As used herein, the following words and phrases shall have the following meanings:

2.1. Affiliate. The term “Affiliate” shall mean, with respect to any person or entity, any entity directly or indirectly controlled by, controlling or under common control with such person or entity.

2.2. Base Salary. The term “Base Salary” shall mean, as to any Participant, the amount a Participant is entitled to receive as base wages or base salary on an annualized basis as in effect immediately prior to a Change in Control or, if greater, at any time thereafter, in each case without reduction for any pre-tax or post-tax contributions to benefit plans. Base Salary does not include bonuses, commissions, overtime pay, shift pay, premium pay, cost of living allowances or income from stock options, stock grants or other incentives.

2.3. Board. The term “Board” shall mean the Board of Directors of the Company.

2.4. Bonus Amount. The term “Bonus Amount” shall mean, as to any Participant, an amount equal to the Participant’s annual cash bonus which would have been payable under the Bonus Plan in which he or she participates (x) as of immediately prior to the Change in Control had he or she continued in employment until the end of the fiscal year of the Employer in which the Change in Control occurs and had bonuses been payable at “target” levels for such year or (y) if greater, as of the Termination Date had he or she continued in employment until the end of the fiscal year of the Employer in which the Termination Date occurs and had bonuses been payable at “target” levels for such year.

2.5. Bonus Plans. The term “Bonus Plans” shall mean the Merck & Co., Inc. Executive Incentive Plan and the Merck & Co., Inc. Annual Incentive Plan (or successors thereto).

2.6. Cause. “Cause” for termination by the Employer of the Participant’s employment shall mean (i) willful and continued failure by the Participant to substantially perform the Participant’s duties on behalf of the Company or any of its subsidiaries (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Participant) for a period of at least thirty consecutive days after a written demand for substantial performance has been delivered to the Participant by the Responsible Person, which demand specifically identifies the manner in which the Responsible Person believes that the Participant has not substantially performed the Participant’s duties, (ii) willful misconduct or gross negligence by the Participant which is demonstrably and materially injurious to the Company or any of its subsidiaries, or (iii) the Participant is convicted of, or has entered a guilty plea or a plea of nolo contendere to, (x) a felony or (y) any crime (whether or not a felony) involving dishonesty, fraud, embezzlement or breach of trust. For purposes of clauses (i) and (ii) of this definition, an act, or failure to act, on the Participant’s part shall not be deemed “willful” if done, or omitted to be done, by the Participant in good faith and with reasonable belief that the Participant’s act, or failure to act, was in the best interest of the Employer. In addition, as to any

Participant who is an Executive Committee Member, the Participant shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board (after reasonable notice to the Participant and an opportunity for the Participant, together with the Participant’s counsel, to be heard before the Board), finding in good faith that the Participant has committed Cause as set forth in such clauses and specifying the circumstances constituting Cause. For purposes of this definition, “Responsible Person” shall mean (i) for a Participant who is an Executive Committee Member, the Board, and (ii) for a Participant who is an Other Executive, the Executive Committee Member who is the direct or indirect supervisor of the Participant.

2.7. Change in Control. Following the Restatement Effective Date, a “Change in Control” shall mean the occurrence of any of the following:

(a) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than thirty percent (30%) of (i) the then-outstanding Shares or (ii) the combined voting power of the Company’s then-outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred pursuant to this paragraph (a), the acquisition of Shares or Voting Securities in a Non-Control Acquisition (as defined below) shall not constitute a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person the majority of the voting power, voting equity securities or equity interest of which is owned, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”), (ii) the Company or any Related Entity, or (iii) any Person in connection with a Non-Control Transaction (as defined below);

(b) The individuals who, as of the Restatement Effective Date, are members of the Board (the “Incumbent Board”), cease over any period of twenty-four consecutive months, for any reason to constitute at least a majority of the members of the Board or, following a Merger (as defined below), the board of directors of (i) the corporation resulting from such Merger (the “Surviving Corporation”), if fifty percent (50%) or more of the combined voting power of the then-outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly, by another Person (a “Parent Corporation”) or (ii) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; provided, however, that if the election, or nomination for election by the Company’s common shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of the Plan, be considered a member of the Incumbent Board; and provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Proxy Contest; or

(c) The consummation of a merger, consolidation or reorganization (x) with or into the Company or (y) in which securities of the Company are issued (a “Merger”), unless such Merger is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a Merger in which:

(i) the stockholders of the Company immediately before such Merger own, directly or indirectly, immediately following such Merger at least fifty percent (50%) of the combined voting power of the outstanding voting securities of (1) the Surviving Corporation, if there is no Parent Corporation or (2) if there is one or more than one Parent Corporation, the ultimate Parent Corporation;

(ii) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (1) the Surviving Corporation, if there is no Parent Corporation, or (2) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; and

(iii) no Person other than (1) the Company or another corporation that is a party to the agreement of Merger, (2) any Related Entity, (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to the Merger, was maintained by the Company or any Related Entity, or (4) any Person who, immediately prior to the Merger had Beneficial Ownership of thirty percent (30%) or more of the then outstanding Shares or Voting Securities, has Beneficial Ownership, directly or indirectly, of thirty percent (30%) or more of the combined voting power of the outstanding voting securities or common stock of (x) the Surviving Corporation, if there is no Parent Corporation, or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; provided, however, that any Person described in clause (4) of this subsection (C) may not, immediately following the Merger, Beneficially Own more than thirty percent (30%) of the combined voting power of the outstanding voting securities of the Surviving Corporation or the Parent Corporation, as applicable, for the Merger to constitute a Non-Control Transaction;

(d) The shareholder approval of:

(i) A complete liquidation or dissolution of the Company; or

(ii) The sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any Person (other than (x) a transfer to a Related Entity or (y) the distribution to the Company’s shareholders of the stock of a Related Entity or any other assets).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities as a result of the acquisition of Shares or Voting Securities by the Company which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of Shares Beneficially Owned by the Subject Persons; provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares or Voting Securities by the Company and, after such acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities and such Beneficial Ownership increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

2.8. Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.9. Company. The term “Company” shall mean Merck & Co., Inc.

2.10. Credited Service. The term “Credited Service” shall have the meaning ascribed to it in the Pension Plan.

2.11. Effective Date. The “Effective Date” of the Plan is November 23, 2004, the date of its approval by the Board of Directors of MSD.

2.12. Employer. The term “Employer” shall mean, as applicable to any Participant, Merck & Co., Inc. or a subsidiary of Merck & Co., Inc. that employs the Participant or an Affiliate which adopts the Plan pursuant to Section 4.1(d).

2.13. ERISA. The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

2.14. Excise Tax. The term “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

2.15. Executive Committee Member. The term “Executive Committee Member” shall mean the Chief Executive Officer of the Company and each individual who is an employee of an Employer designated as Band E4 and whom the Company’s Chief Executive Officer has designated as a member of the Company’s Executive Committee.

2.16. Executive Health Plan. The term “Executive Health Plan” shall mean the Retiree Healthcare Plan for Key Executives or other similar or successor plan adopted by the MSD Board to provide medical, dental and prescription drug benefits under an insurance policy to certain employees of MSD or its subsidiaries who, on the date their employment with MSD ends, do not meet the requirements to be considered a retiree under the Health Plan.

2.17. Good Reason. “Good Reason” for termination by the Participant of the Participant’s employment shall mean the occurrence (without the Participant’s express written consent) of any one of the following acts by the Employer, or failures by the Employer to act, following the occurrence of a Change in Control:

(a) solely as to Participants who are Executive Committee Members: a significant adverse change in the Participant’s authority, duties, responsibilities or position (including title and reporting level) from those in effect immediately prior to the Change in Control; provided that, notwithstanding the foregoing, the following is not “Good Reason”: (A) an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Employer promptly after receipt of notice thereof given by the Participant, (B) a change in the person to whom (but not the position to which) the Participant reports, (C) the Participant ceasing to be an executive officer subject to Section 16(b) of the Exchange Act or (D) a transfer of the Participant’s employment to an Affiliate of the Employer, if such transfer occurs before a Change in Control;

(b) solely as to Participants who are Other Executives: a significant adverse change in the Participant’s authority, duties, responsibilities or position from those in effect immediately prior to the Change in Control; provided that, notwithstanding the foregoing, the following is not “Good Reason”: (A) an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Employer promptly after receipt of notice thereof given by the Participant, or (B) a change of less than two levels in the position to which the Participant reports, (C) a change in the person to whom the Participant reports, (D) the Participant ceasing to be an executive officer subject to Section 16(b) of the Exchange Act, or (E) a transfer of the Participant’s employment to an Affiliate of the Employer, if such transfer occurs before a Change in Control and

(c) as to Participants who are either Executive Committee Members or Other Executives:

(i) a reduction in the Participant’s annual base salary as in effect immediately prior to the Change in Control or as the same may be increased from time to time following the Change in Control, or a reduction in the level of the Participant’s bonus opportunity under the Bonus Plans as in effect immediately prior to the Change in Control or as the same may be increased from time to time following the Change in Control;

(ii) the Employer’s requiring the Participant to change the office location at which the Participant is based which results in the Participant having a commute to such location from the Participant’s residence in excess of 50 miles or in excess of 120% (in miles) of the Participant’s commute immediately prior to the date of such change of location, whichever is greater;

(iii) the failure by the Employer to pay to the Participant (x) any portion of the Participant’s annual base salary, (y) any awards earned pursuant to the Bonus Plans or (z) any portion of an installment of deferred compensation under any deferred compensation program of the Company or its subsidiaries, including the Employer, in each case within seven days of the date such compensation is due;

(iv) (x) the failure by the Company or its subsidiaries, including the Employer, to continue in effect any compensation plan or program in which the Participant participates immediately prior to the Change in Control and which is material to the Participant’s total compensation, including, without limitation, the Bonus Plans and the Company’s or Employer’s Incentive Stock Plans, or any plans or programs adopted in substitution therefor prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan or program) has been made with respect to such plan or program, or (y) the failure by the Company or the Employer (as applicable) to continue the Participant’s participation therein (or in such substitute or alternative plan or program) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Participant’s participation relative to other positions as existed at the time of the Change in Control;

(v) (x) the failure by the Company or its subsidiaries, including the Employer, to continue to provide the Participant with benefits substantially similar to those enjoyed by the Participant under any of the Company’s or the Employer’s pension and retirement (including, without limitation, the Pension Plan and the Savings Plan), life insurance, medical, health and accident, disability, and vacation plans and programs (including, without limitation, the Health Plan, the Executive Health Plan and the Life Insurance Plan) in which the Participant participates immediately prior to the Change in Control or (y) the taking of any action by the Company or its subsidiaries, including the Employer, which would directly or indirectly materially reduce any of such benefits or deprive the Participant of any material fringe benefit enjoyed by the Participant immediately prior to the Change in Control;

(vi) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Plan, as contemplated in Article VII hereof, if required to do so; or

(vii) any purported termination of the Participant’s employment by the Company or its subsidiaries, including the Employer, which is not effected pursuant to a Notice of Termination satisfying the requirements of Article V hereof (and for purposes of this Plan, no such purported termination shall be effective).

The Participant’s right to terminate the Participant’s employment for Good Reason shall not be affected by the Participant’s incapacity due to physical or mental illness. The Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

Notwithstanding the foregoing, the occurrence of an event that would otherwise constitute Good Reason hereunder shall cease to be an event constituting Good Reason if (i) the Participant fails to provide the Employer with notice of the occurrence of any of foregoing within the six-month period immediately following the date on which the Participant first becomes aware (or reasonably should have become aware) of the occurrence of such event, (ii) the Participant fails to provide the Employer with a period of at least thirty days from the date of such notice to cure such event prior to terminating his or her employment for Good Reason or (iii) Notice of Termination is not provided to the Employer by the Participant within ninety days following the day on which the thirty-day period set forth in the preceding clause (ii) expires; provided, that the thirty-day notice period required by clause (ii) and referred to in clause (iii) shall end two days prior to the second anniversary of the Change in Control in the event that the second anniversary of the Change in Control would occur during such thirty-day period. With respect to communications addressed to the Employer, all such communications shall be sent to the Corporate Secretary of the Company at its headquarters.

2.18. Health Plan. The term “Health Plan” shall mean the one or more plans sponsored by the Company or its subsidiaries that provide medical and dental benefits, but only to the extent that such plans apply to salaried U.S.-based employees of an Employer and to former salaried U.S.-based employees of an Employer who are considered retirees thereunder and to the eligible dependents of each of the foregoing.

2.19. Leave of Absence. The term “Leave of Absence” shall mean any leave of absence, whether or not approved by the Company or the Employer, other than (i) family medical leave, (ii) personal leave for jury duty, (iii) military leave, (iv) any leave of absence approved for a period of less than six months (including vacation time and paid time off) and (v) any leave of absence approved for a period of six months or more from which the Participant actually returns to work in less than six months.

2.20. Life Insurance Plan. The term “Life Insurance Plan” shall mean one or more plans sponsored by the Company or its subsidiaries that provide life insurance benefits, but only to the extent that such plan applies to salaried U.S.-based employees of an Employer and to their eligible dependents.

2.21. Merck/Schering-Plough Merger. The term “Merck/Schering-Plough Merger” shall mean, collectively, the series of transactions contemplated by the Agreement and Plan of Merger, dated March 8, 2009, among MSD (formerly known as Merck & Co., Inc.), Schering-Plough Corporation, SP Merger Subsidiary One, Inc., and SP Merger Subsidiary Two, Inc.

2.22. Merger Closing Date. The term “Merger Closing Date” shall mean November 3, 2009, the closing date of the Merck/Schering-Plough Merger.

2.23. Multiple. The “Multiple” applicable to a Participant shall be as follows:

(a) three, if the Participant is the Company’s Chief Executive Officer as of the Termination Date;

(b) two, if the Participant is an Executive Committee Member (other than the Company’s Chief Executive Officer) designated as Band E4 as of the Termination Date; and

(c) one and one-half, if the Participant is an Other Executive designated as Band E1, Band E2 or Band E3 as of the Termination Date.

2.24. MSD. The term “MSD” shall mean Merck Sharp & Dohme Corp., formerly known as Merck & Co., Inc. prior to the Merger Closing Date.

2.25. MSD Board. The term “MSD Board” shall mean the Board of Directors of Merck & Co., Inc. prior to the Merger Closing Date and the Board of Directors of Merck Sharp & Dohme Corp. on or after the Merck/Schering-Plough Merger.

2.26. MSD Change in Control. An “MSD Change in Control” shall mean the occurrence of any of the following:

(a) An acquisition (other than directly from MSD) of any voting securities of MSD (the “MSD Voting Securities”) by any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than thirty percent (30%) of (i) the then-outstanding shares of common stock of MSD (“MSD Shares”) or (ii) the combined voting power of MSD’s then-outstanding MSD Voting Securities; provided, however, that in determining whether a MSD Change in Control has occurred pursuant to this paragraph (a), the acquisition of MSD Shares or MSD Voting Securities in a MSD Non-Control Acquisition (as defined below) shall not constitute a MSD Change in Control. A “MSD Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) MSD or the Company or (B) any corporation or other Person the majority of the voting power, voting equity securities or equity interest of which is owned, directly or indirectly, by MSD (for purposes of this definition, an “MSD Related Entity”), (ii) MSD or any MSD Related Entity, or (iii) any Person in connection with a MSD Non-Control Transaction (as defined below);

(b) The individuals who, as of the Merger Closing Date, are members of the MSD Board (the “Incumbent MSD Board”), cease over any period of twenty-four consecutive months for any reason to constitute at least a majority of the members of the MSD Board or, following a MSD Merger (as defined below), the board of directors of (i) the corporation resulting from such MSD Merger (the “MSD Merger Surviving Corporation”), if fifty percent (50%) or more of the combined voting power of the then-outstanding voting securities of the MSD Merger Surviving Corporation is not Beneficially Owned, directly or indirectly, by another Person (an “MSD Merger Parent Corporation”) or (ii) if there is one or more than one MSD Merger Parent Corporation, the ultimate MSD Merger Parent Corporation; provided, however, that if the election, or nomination for election by MSD’s common shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent MSD Board, such new director shall, for purposes of the Plan, be considered a member of the Incumbent MSD Board; and provided, further, however, that no individual shall be considered a member of the Incumbent MSD Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the MSD Board (an “MSD Proxy Contest”), including by reason of any agreement intended to avoid or settle any MSD Proxy Contest; or

(c) The consummation of a merger, consolidation or reorganization (x) with or into MSD or (y) in which securities of MSD are issued (an “MSD Merger”), unless such MSD Merger is an “MSD Non-Control Transaction.” A “MSD Non-Control Transaction” shall mean a MSD Merger in which:

(1) the stockholders of MSD immediately before such MSD Merger own, directly or indirectly, immediately following such MSD Merger at least fifty percent (50%) of the combined voting power of the outstanding voting securities of (1) the MSD Merger Surviving Corporation, if there is no MSD Merger Parent Corporation or (2) if there is one or more than one MSD Merger Parent Corporation, the ultimate MSD Merger Parent Corporation;

(ii) the individuals who were members of the Incumbent MSD Board immediately prior to the execution of the agreement providing for such MSD Merger constitute at least a majority of the members of the board of directors of (1) the MSD Merger Surviving Corporation, if there is no MSD Merger Parent Corporation, or (2) if there is one or more than one MSD Merger Parent Corporation, the ultimate MSD Merger Parent Corporation; and

(iii) no Person other than (1) MSD or another corporation that is a party to the agreement of MSD Merger, (2) any MSD Related Entity, (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to the MSD Merger, was maintained by MSD, any MSD Related Entity, or the Company or (4) any Person who, immediately prior to the MSD Merger had Beneficial Ownership of thirty percent (30%) or more of the then outstanding MSD Shares or MSD Voting Securities, has Beneficial Ownership, directly or indirectly, of thirty percent (30%) or more of the combined voting power of the outstanding voting securities or common stock of (x) the MSD Merger Surviving Corporation, if there is no MSD Merger Parent Corporation, or (y) if there is one or more than one MSD Merger Parent Corporation, the ultimate MSD Merger Parent Corporation; provided, however, that any Person described in clause (4) of this subsection (c)(iii) may not, immediately following the MSD Merger, Beneficially Own more than thirty percent (30%) of the combined voting power of the outstanding voting securities of the MSD Surviving Corporation or the MSD Merger Parent Corporation, as applicable, for the MSD Merger to constitute a MSD Non-Control Transaction;

(d) The stockholder approval of:

(i) A complete liquidation or dissolution of MSD; or

(ii) The sale or other disposition of all or substantially all of the assets of MSD and its subsidiaries taken as a whole to any Person (other than (x) a transfer to a MSD Related Entity or (y) the distribution to MSD’s shareholders of the stock of a MSD Related Entity or any other assets).

Notwithstanding the foregoing, a MSD Change in Control shall not be deemed to occur solely because any Person (the “MSD Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding MSD Shares or MSD Voting Securities as a result of the acquisition of MSD Shares or MSD Voting Securities by MSD which, by reducing the number of MSD Shares or MSD Voting Securities then outstanding, increases the proportional number of MSD Shares Beneficially Owned by the MSD Subject Persons; provided that if a MSD Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of MSD Shares or MSD Voting Securities by MSD and, after such acquisition by MSD, the MSD Subject Person becomes the Beneficial Owner of any additional MSD Shares or MSD Voting Securities and such Beneficial Ownership increases the percentage of the then outstanding MSD Shares or MSD Voting Securities Beneficially Owned by the MSD Subject Person, then a MSD Change in Control shall occur.

2.27. Notice of Termination. The term “Notice of Termination” shall mean a notice that indicates the specific provisions in this Plan relied upon as the basis for any termination of employment and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of a Participant’s employment under the provision so indicated. No purported termination of employment shall be effective without a Notice of Termination.

2.28. Operating Unit. The term “Operating Unit” shall mean any subsidiary, division or other operating unit of MSD.

2.29. Other Executive. The term “Other Executive” shall mean each employee of the Employer (whether located in the United States or in another country) designated as Band E1, E2 or E3; provided, however, that no newly hired or rehired employee who is designated as Band E1 or any employee promoted to Band E1 is eligible to participate in the Plan if such hiring, rehiring or promotion occurs on or after the Restatement Effective Date.

2.30. Participant. The term “Participants” shall mean those Executive Committee Members and Other Executives who meet the eligibility requirements of Article III of the Plan, excluding (x) individuals on Leave of Absence and (y) individuals who remain employed solely pursuant to a separation agreement with the Company or the Employer. An individual excluded as a Participant pursuant to clause (x) of this Section 2.30 shall be so excluded only during such Leave of Absence.

2.31. Payment. The term “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of a Participant, whether paid or payable pursuant to this Plan or otherwise.

2.32. Pension Plan. The term “Pension Plan” shall mean the Retirement Plan for Salaried Employees of MSD or the Legacy Schering Retirement Plan, as applicable, and any successors thereto.

2.33. Permanent Disability. The term “Permanent Disability” shall mean (i) that a Participant is receiving long-term disability benefits under a disability plan of the Company or its subsidiaries, including the Employer, in which the Participant participates as of the Termination Date, or (ii) if there is no such plan as of the Termination Date, that the Participant has been substantially unable to perform his or her duties, services and responsibilities by reason of a physical or mental infirmity for 180 consecutive days.

2.34. Plan. The term “Plan” shall mean the Merck & Co., Inc. Change in Control Separation Benefits Plan, as amended and restated, as set forth in this document.

2.35. Prior Equity Plans. The term “Prior Equity Plans” shall mean the MSD 2004 Incentive Stock Plan, the MSD 2001 Incentive Stock Plan, and the MSD 1996 Incentive Stock Plan (formerly known as the Merck & Co., Inc. 2004 Incentive Stock Plan, Merck & Co., Inc. 2001 Incentive Stock Plan, Merck & Co., Inc. 1996 Incentive Stock Plan, respectively).

2.36. Pro-Rata Bonus. The term “Pro-Rata Bonus” shall mean, with respect to the fiscal year in which a Participant’s Termination Date occurs, an amount equal to the Bonus Amount multiplied by a fraction the numerator of which is the number of whole and partial months that have elapsed in such fiscal year through the Termination Date (counting any partial month as a whole month for this purpose) and the denominator of which is twelve; provided, however, that the Pro-Rata Bonus shall be reduced, but not below zero, to the extent of any annual cash bonus the Participant receives from the Employer in respect of the fiscal year in which the Termination Date occurs.

2.37. Restatement Effective Date. The term “Restatement Effective Date” shall mean January 1, 2013.

2.38. Savings Plan. The term “Savings Plan” shall mean one or more retirement savings plan or plans sponsored by the Company or its subsidiaries that is qualified under Section 401(a) of the Code and provides benefits subject to Section 401(k) of the Code.

2.39. Severance Benefits. The term “Severance Benefits” shall mean the payments and benefits payable in accordance with Article IV of the Plan.

2.40. Shares. The term “Shares” shall mean the shares of common stock, par value $0.50 per share, of the Company as of and after the Merger Closing Date.

2.41. Supplemental Plan. The term “Supplemental Plan” shall mean the Supplemental Retirement Plan of MSD or the Legacy Schering Benefits Excess Plan, as applicable, and any successors thereto.

2.42. Termination Date. The term “Termination Date” shall mean the date of the termination of a Participant’s employment with the Employer as determined in accordance with Articles V and IX.

ARTICLE III

ELIGIBILITY

3.1. Commencement of Participation.

(a) Executive Committee Members. Each Executive Committee Member who is a Participant in the Plan as of the Restatement Effective Date shall remain a Participant in the Plan as of the Restatement Effective Date. Each individual who is designated by the Chief Executive Officer as an Executive Committee Member following the Restatement Effective Date and who is employed by an Employer shall automatically be a Participant in the Plan as of the date of such designation.

(b) Other Executives. Each Other Executive who is a Participant in the Plan as of the Restatement Effective Date shall remain a Participant in the Plan as of the Restatement Effective Date. Each individual who is employed by an Employer and becomes an Other Executive (whether by reason of being hired by an Employer or promoted from lower bands) shall automatically be a Participant in the Plan as of the date that he or she becomes an Other Executive; provided, however, that no newly hired or rehired employee who is designated as Band E1 or any employee promoted to Band E1 is eligible to participate in the Plan if such hiring, rehiring or promotion occurs on or after the Restatement Effective Date.

(c) Re-Designation. If a Participant is an Executive Committee Member or Other Executive designated as Band E4, E3 or E2 on the Restatement Effective Date and, at any time on or after the Restatement Effective Date is re-designated as Band E1, then such individual shall remain a Participant.

3.2. Duration of Participation.

(a) Executive Committee Members. A Participant who is an Executive Committee Member shall cease to be a Participant in the Plan (i) if, prior to a Change in Control (but subject to Sections 4.2 and 8.2), he or she ceases to be an Executive Committee Member, or (ii) if his or her employment with an Employer is terminated under circumstances where he or she is not entitled to Severance Benefits under the terms of this Plan; provided, however, that, subject to Sections 4.2 and 8.2, if an Executive Committee Member ceases to be an Executive Committee Member but remains an Other Executive, he or she shall continue to participate in the Plan as an Other Executive.

(b) Other Executives. A Participant who is an Other Executive shall cease to be a Participant in the Plan (i) if, prior to a Change in Control (but subject to Sections 4.2 and 8.2), he or she ceases to be an Other Executive (other than by reason of becoming an Executive Committee Member), or (ii) if his or her employment is terminated under circumstances where he or she is not entitled to Severance Benefits under the terms of this Plan.

(c) A Participant entitled to Severance Benefits under the terms of this Plan shall remain a Participant in the Plan until the full amount of the Severance Benefits has been paid to him or her.

ARTICLE IV

SEVERANCE BENEFITS

4.1. Right to Severance Benefits.

(a) Subject to Section 4.1(b):

(i) a Participant shall be entitled to receive Severance Benefits from the Employer in the amount provided in Section 4.3(a) if (i) a Change in Control has occurred and (ii) within two years thereafter, the Participant’s employment with the Employer terminates for any reason, except that, notwithstanding the foregoing provisions of this Section 4.1(a)(i), no Severance Benefits under Section 4.3(a) shall be payable to a Participant should the Participant’s termination of employment be (A) initiated by the Employer for Cause, (B) by reason of Permanent Disability, (C) initiated by the Participant other than for Good Reason, (D) by reason of the Participant’s death or (E) an Excluded Termination (as defined in Section 4.1(c)); and

(ii) a Participant shall be entitled to receive Severance Benefits from the Employer in the amount provided in Section 4.3(b) if (i) a Change in Control has occurred and (ii) within two years thereafter, the Participant’s employment with the Employer terminates for any reason, except that, notwithstanding the foregoing provisions of this Section 4.1(a)(ii), no Severance Benefits under Section 4.3(b) shall be payable to a Participant should the Participant’s termination of employment be (A) initiated by the Employer for Cause, (B) by reason of Permanent Disability, (C) initiated by the Participant other than for Good Reason or (D) by reason of the Participant’s death.

(b) No Severance Benefits shall be provided to a Participant unless the Participant has properly executed and delivered to the Employer a release of claims and that release of claims has become irrevocable as provided therein. Such release of claims shall not be accepted by the Employer unless it is executed on or after the Participant’s Termination Date. The initial release of claims is attached to this Plan as Appendix A. Prior to the occurrence of a Change in Control, but subject to Section 8.2, the release of claims may be revised by the Employer. The Employer may in any event modify the release of claims to conform it to the laws of the local jurisdiction applicable to a Participant so long as such modification does not increase the obligations of the Participant thereunder.

(c) If, following a Change in Control, a Participant’s employment with the Employer terminates in connection with the sale, divestiture or other disposition of the stock or assets of any Operating Unit (or part thereof) (a “Transaction”), such termination shall not be a termination of employment of the Participant for purposes of the Plan, and (notwithstanding the rights provided to the Participant by Section 4.1(a)(i)) the Participant shall not be entitled to Severance Benefits as a result of such termination of employment if (i) the Participant is offered continued employment, or continues in employment, with the divested Operating Unit (or part thereof) or the purchaser of the stock or assets of the Operating Unit (or part thereof), or one of their respective Affiliates (the “Post-Transaction Employer”), as the case may be, on terms and conditions that would not constitute Good Reason and (ii) the Company obtains an agreement from the acquiror of the stock or assets of the divested Operating Unit (or part thereof), enforceable by the Participant, to provide or cause the Post-Transaction Employer to provide severance pay and benefits, if the Participant accepts the offered employment or continues in employment with the Post-Transaction Employer or its Affiliates following the Transaction, (A) at least equal to the Severance Benefits set forth in Section 4.3(a) and (B) payable upon a termination of the Participant’s employment with the Post-Transaction Employer and its Affiliates within such portion of the two-year period described in Section 4.1(a)(i) as is then remaining and under the same circumstances set forth in Section 4.1(a)(i). For purposes of this Section 4.1(c), the terms “Cause” and “Good Reason” shall have the meanings ascribed to them in Sections 2.6 and 2.17 respectively, but the term “Employer” as it is used in those Sections shall be deemed to refer to the entity employing the Participant after the Transaction, the term “Company” as used in those Sections shall be deemed to refer to such entity or, if applicable, the ultimate parent corporation of such entity, and the term “Board” as used in those Sections shall refer to the body serving the function of a board of directors for such entity or, if applicable, the ultimate parent corporation of such entity.

A termination of employment described in this Section 4.1(c) is herein referred to as an “Excluded Termination.” In the circumstances described in this Section 4.1(c), the Participant shall not be entitled to receive Severance Benefits under Section 4.3(a) of this Plan whether or not the Participant accepts the offered employment or continues in employment. The provisions of this Section 4.1(c) do not create any entitlement to Severance Benefits from the Employer in any circumstances whatsoever and are to be construed solely as a limitation on such entitlement in the circumstances herein set forth.

(d) For purposes of determining a Participant’s and the Employer’s rights and obligations under the Plan, the transfer of employment of a Participant from the Employer or one of its subsidiaries to an Affiliate of an Employer, or from such Affiliate to the Employer or one of its subsidiaries, in each case whether before or after the Change in Control, shall not constitute a termination of employment for purposes of the Plan; provided, however, that if such transfer takes place on or after the Change in Control, the Affiliate employing the Participant shall, with respect to that Participant, become the Employer for all purposes under the Plan.

4.2. If (i) a Participant’s employment is terminated by the Employer without Cause prior to the date of a Change in Control or (ii) an action is taken with respect to the Participant prior to the date of a Change in Control that would constitute Good Reason if taken after a Change in Control, and the Participant reasonably demonstrates that such termination or action (A) was at the request of a third party that has indicated an intention or taken steps reasonably calculated to effect a Change in Control or (B) otherwise arose in connection with, or in anticipation of, a Change in Control that has been threatened or proposed, such termination or action shall be deemed to have occurred after such Change in Control for purposes of the Plan, so long as such Change in Control actually occurs. If any such termination or action occurs while an agreement is pending and the effective provisions of such agreement provide for a transaction or transactions which if consummated would constitute a Change in Control, then such termination or action shall conclusively be presumed to have occurred in connection with a Change in Control.

4.3. Amount of Severance Benefits.

(a) Subject to Sections 4.3(c) through 4.3(f), if a Participant’s employment is terminated in circumstances entitling him or her to the Severance Benefits provided in this Section 4.3(a), such Participant shall be entitled to each of the following:

(i) The Employer shall pay to the Participant a Pro-Rata Bonus in a lump sum within ninety (90) days following the Termination Date.

(ii) The Employer shall pay to the Participant, as severance pay and in lieu of any further Base Salary for periods subsequent to the Termination Date, an amount of cash equal to the Multiple times the sum of (A) the Base Salary and (B) the lesser of (x) the Bonus Amount and (y) the average of the actual annual bonuses paid to the Participant under the applicable Bonus Plan in the three years immediately preceding the Termination Date while the Participant was serving in the same position as the Participant was serving immediately prior to the Termination Date (the “Current Position”); provided, however, that if such Participant did not serve in his or her Current Position during the entire preceding three-year period, for purposes of calculating the average bonus amount under this Section 4.3(a)(ii)(B)(y), any annual bonus paid under the Bonus Plan for a partial or incomplete year while serving in the Current Position will be annualized and counted in the numerator for purposes of determining the average bonus amount and only that number of years in which the Participant served in the Current Position will be counted in the denominator for purposes of determining the average bonus amount (including counting any partial or incomplete year for which a bonus amount is being annualized pursuant to this sentence as one (1) year). Such severance pay shall be paid in a lump sum within ninety (90) days following the Termination Date.

(iii) For Participants who are U.S.-based employees eligible to participate in the Health Plan and Life Insurance Plan, for a period (the “Continuation Period”) equal to the lesser of (i) the number of the full and partial years subsequent to the Participant’s Termination Date equal to the Multiple or (ii) for any Participant subject to mandatory retirement, the period beginning on the Participant’s Termination Date and ending on his or her 65th birthday, the Employer shall continue, on behalf of the Participant and his or her dependents and beneficiaries and subject to the Participant’s valid election as set forth below, the medical, dental and company-paid life insurance benefits, if any, that were being provided to the Participant and his or her dependents and beneficiaries under the Health Plan and Life Insurance Plan immediately prior to the Change in Control or, if greater, as of the Termination Date. To receive such benefits, Participants must elect to continue medical and dental benefits in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, Section 4980B of the Code and Section 601, et seq., of ERISA (“COBRA”) and such election must be made within the time period provided under COBRA. The period during which COBRA continuation occurs shall run concurrently with the Continuation Period. The cost to the Participant of such coverage and the terms and conditions of such coverage, in each case during the Continuation Period, shall be the same as those applicable to similarly situated active U.S-based employees of the Employer during the Continuation Period. The obligation under this Section 4.3(a)(iii) with respect to the foregoing benefits shall be reduced to the extent that the Participant obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Employer may reduce or eliminate the coverage and benefits it is required to provide the Participant hereunder as long as the aggregate coverages and benefits of the combined benefit plans are no less favorable to the Participant than the coverages and benefits required to be provided hereunder.

(iv) If the Participant is U.S.-based and is eligible to receive Employer-provided financial planning services as of the Termination Date, the Employer shall, at its expense, continue to provide such financial planning services to the Participant during the calendar year in which the Termination Date occurs and during the next following calendar year at the same levels that were being provided to the Participant immediately prior to the Change in Control or, if greater, as of the Termination Date.

(v) The Employer shall, at its expense, permit the Participant to participate in outplacement assistance services which are (1) as to Executive Committee Members, at a level appropriate for senior management of a public company but not less than the same as at the highest level provided under the Merck & Co., Inc. U.S. Separation Benefits Plan (or any successor thereto) as in effect from time to time and (2) as to Other Executives, the same as at the highest level provided under the Merck & Co., Inc. U.S. Separation Benefits Plan (or any successor thereto) as in effect from time to time. Outplacement benefits shall be provided in kind; cash shall not be paid in lieu thereof, nor will cash Severance Benefits be increased if a Participant declines or does not use the outplacement benefits.

(b) Subject to Sections 4.3(c) through 4.3(f), if a Participant’s employment is terminated in circumstances entitling him or her to the Severance Benefits provided in this Section 4.3(b), such Participant shall be entitled to each of the following:

(i) The Participant shall be entitled to the pension benefits as described in Appendix B.

(ii) For Participants who are U.S.-based employees eligible to participate in the Health Plan, if the Participant on his or her Termination Date is not at least age 55 with the requisite amount of service with an Employer to satisfy the requirements to be considered a retiree eligible for subsidized retiree medical benefits under the Health Plan but would attain at least age 50 and meet the service requirements to be considered a retiree eligible for subsidized retiree medical benefits under the Health Plan within two years following the date of the Change in Control (assuming continued employment during the entirety of such two-year period), then the Participant shall be eligible for subsidized retiree medical benefits under the Health Plan on the date his or her Continuation Period ends on the same terms and conditions applicable to salaried U.S.-based employees of the Employer whose employment terminated the last day of the month prior to the Participant’s Termination Date who were treated as retirees eligible for subsidized retiree medical benefits under the Health Plan as of that date.

(iii) For Participants who are U.S.-based employees eligible to participate in the Executive Health Plan who on their Termination Date are not eligible to be considered retirees eligible for subsidized retiree medical benefits under the Health Plan (including under Section 4.3(b)(ii)), if the Participant on his or her Termination Date does not satisfy the age requirement (or for Participants who are Executive Committee Members, the age or service requirements) to be considered a retiree under the Executive Health Plan but would satisfy such requirements to be considered a retiree under the Executive Health Plan within two years following the date of the Change in Control (assuming continued employment during the entirety of such two-year period), then the Participant shall be eligible for retiree healthcare benefits under the Executive Health Plan on the date his or her Continuation Period ends on the same terms and conditions applicable to salaried U.S.-based employees of the Employer whose employment terminated the last day of the month prior to the Participant’s Termination Date who were treated as retirees under the Executive Health Plan as of that date.

(iv) The Employer may, to the extent it deems necessary or appropriate (including to comply with applicable law and to preserve grandfathered status of arrangements subject to Section 409A of the Code), (1) cause the benefits set forth in Appendix B to be paid from the Supplemental Plan, from new arrangements or otherwise from the Employer’s general assets and (2) cause the benefits set forth in Section 4.3(b)(ii) or 4.3(b)(iii) to be provided from insured arrangements (including the Executive Health Plan), or pursuant to new arrangements, individual arrangements or otherwise. Further, notwithstanding anything to the contrary, to the extent any benefits to which the Participant is entitled set forth in Section 4.3(a) or Section 4.3(b) would reasonably be likely to constitute a discriminatory benefit under Section 105(h) of the Code or a similar law or regulation at the time the benefit is to be provided to the Participant, as determined in the sole discretion of the Company, the Employer may, to the extent it deems necessary or appropriate (including to comply with applicable law), modify the benefit so that the benefit would no longer constitute a discriminatory benefit under Section 105(h) of the Code or such similar law, including, but not limited to, eliminating all subsidy from the Company or the Employer, requiring that the Participant pay for participation in the benefit program with after-tax funds, or causing the full Employer and Participant portions of the cost of the benefit to be imputed as gross income to the Participant.

(c) The payments and benefits under this Plan to a Participant are intended to constitute the exclusive payments in the nature of severance or termination pay that shall be due to a Participant upon termination of his or her employment without Cause or for Good Reason following a Change in Control and shall be in lieu of any such other payments under any agreement, plan, practice or policy of the Company or its subsidiaries, including the Employer. Accordingly, if a Participant is a party to an employment, severance, termination, salary continuation or other or similar agreement with the Company or its subsidiaries, including the Employer, or is a participant in any other severance plan, practice or policy of the Company or its subsidiaries, including the Employer, the severance pay to which the Participant is entitled under this Plan shall be reduced (but not below zero) by the amount of severance pay to which he or she is entitled under such other agreement, plan, practice or policy; provided that the reduction set forth in this sentence shall not apply as to any other such agreement, plan, practice or policy that contains a reduction provision substantially similar to this Section 4.3(c) so long as the reduction provision of such other agreement, plan, practice or policy is applied. The severance pay to which a Participant is otherwise entitled shall be further reduced (but not below zero) by any cash payments to which the Participant may be entitled (x) under any federal, state or local plant-closing (or similar or analogous) law (including, without limitation, pursuant to the U.S. Worker Adjustment and Retraining Notification Act) or (y) under any law outside the U.S. with respect to the payment of severance, termination indemnities or other, similar payments. In addition, cash Severance Benefits shall be reduced by the amount of short-term or long-term disability benefits payable to a Participant under any plan, program or arrangement of the Company or its subsidiaries, including the Employer, in the event that cash Severance Benefits payable hereunder cannot, by law, reduce the amount of short-term or long-term disability benefits payable to a Participant under such plan, program, or arrangement. Non-cash Severance Benefits shall be provided under this Plan without duplication of the same or similar benefits to which a Participant may be entitled under any such agreement, plan, practice or policy.

(d) The Participant shall not be required to mitigate the amount of any payment provided for in this Plan by seeking other employment or otherwise and, except as provided in Section 4.3(a)(iii), no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment.

(e) The Employer’s obligation to provide the Severance Benefits to a Participant, other than those set forth in Section 4.3(b)(i), shall be conditioned on the Participant’s continued compliance in all material respects with the restrictive covenants set forth in Section 6 of the release of claims attached hereto as Appendix A.

(f) Any action taken by the Company or its subsidiaries, including the Employer, that (i) forms a basis of a Participant’s termination of employment for Good Reason or (ii) is taken following the provision of a Notice of Termination and would constitute Good Reason shall be disregarded in calculating the payments and benefits to be provided pursuant to this Section 4.3.

ARTICLE V

TERMINATION OF EMPLOYMENT

5.1. Written Notice Required. Any purported termination of employment, whether by the Employer or by the Participant, shall be communicated by written Notice of Termination to the other. With respect to communications addressed to the Employer, such communication shall be sent to the Corporate Secretary of the Company at its headquarters.

5.2. Termination Date. In the case of the Participant’s death, the Participant’s Termination Date shall be his or her date of death. In all other cases, the Participant’s Termination Date shall be the date specified in the Notice of Termination subject to the following:

(a) If the Participant’s employment is terminated by the Employer for Cause or due to Permanent Disability, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to the Participant, provided that in the case of Permanent Disability the Participant shall not have returned to the full-time performance of his or her duties during such period of at least thirty days; and

(b) If the Participant terminates his or her employment for Good Reason, the date specified in the Notice of Termination shall not be more than sixty days from the date the Notice of Termination is given to the Employer.

5.3. If the Participant terminates his or her employment for Good Reason, the Employer may, in its discretion, require the Participant to remain employed for transition purposes for not more than thirty days after the Termination Date (such period, the “Extension Period”). If the Employer elects to continue the Participant’s employment during the Extension Period pursuant to this Section 5.3, then (i) during the Extension Period, the Participant shall continue to receive compensation and employee benefits that are the same as in effect prior to the commencement of the Extension Period and (ii) no act, circumstance or occurrence during the Extension Period shall affect the right of the Participant to receive the Severance Benefits determined as of the Termination Date, or if greater, determined as of the end of the Extension Period.

ARTICLE VI

EFFECT OF SECTIONS 280G AND 4999 OF THE CODE

6.1. Modified Cap Benefit.

(a) Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any Payment to or in respect of a Participant would be subject to the Excise Tax, then the Payments shall be reduced (but not below zero) if and to the extent that a reduction in the Payments would result in the Participant retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax) than if the Participant received the entire amount of such Payments. Unless the Participant shall have given prior written notice specifying a different order to the Employer to effectuate the foregoing, the Employer shall reduce or eliminate the Payments by first reducing or eliminating the portion of the Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as defined below). Any notice given by the Participant pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Participant’s rights and entitlements to any benefits or compensation.

(b) The determination of whether the Payments shall be reduced as provided in Section 6.1(a) and the amount of such reduction shall be made at the Employer’s expense by the Company’s independent accounting firm (the “Accounting Firm”), which shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Employer and the Participant within thirty business days after the Termination Date. If the Accounting Firm determines that no Excise Tax is payable by the Participant with respect to the Payments, it shall furnish the Participant with an opinion reasonably acceptable to the Participant that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such Determination shall be binding, final and conclusive upon the Employer and the Participant.

ARTICLE VII

SUCCESSORS TO EMPLOYER

7.1. Successors. This Plan shall bind any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company and its subsidiaries including the Employer, in the same manner and to the same extent that the Company and its subsidiaries including the Employer would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the obligations of the Company and each Employer under this Plan, in the same manner and to the same extent that the Company and each Employer would be required to perform if no such succession had taken place.

7.2. Impact of Merck/Schering-Plough Merger. With respect to awards of stock options, restricted stock, restricted stock units or other forms of equity awards issued pursuant to the MSD 2007 Stock Incentive Plan (formerly known as the Merck & Co., Inc. Stock Incentive Plan)

or any other incentive plans of the Company or its subsidiaries following the effective date of the Merck/Schering-Plough Merger, a “Change in Control” shall mean a “Change in Control” defined in Section 2.7 of the Plan; provided, however, that for any stock options, restricted stock, restricted stock units or other forms of equity awards that were issued prior to the effective date of the Merck/Schering-Plough Merger pursuant to the MSD 2007 Stock Incentive Plan and the Prior Equity Plans, a “Change in Control” shall mean both a “Change in Control” defined in Section 2.7 of the Plan and an “MSD Change in Control” defined in Section 2.26 of the Plan for the remaining term of such outstanding awards.

ARTICLE VIII

DURATION, AMENDMENT AND PLAN TERMINATION

8.1. Duration. This Plan shall continue in effect until terminated in accordance with Section 8.2. If a Change in Control occurs, this Plan shall continue in full force and effect and shall not terminate or expire until after all Participants who have become entitled to Severance Benefits hereunder shall have received such payments in full.

8.2. Amendment and Termination. Prior to a Change in Control, the Plan may be amended or modified in any respect, and may be terminated, in any such case by resolution adopted by two-thirds of the Compensation and Benefits Committee of the Board; provided, however, that no such amendment, modification or termination that would adversely affect the benefits or protections hereunder of any individual who is a Participant as of the date such amendment, modification or termination is adopted shall be effective as it relates to such individual unless no Change in Control occurs within one year after such adoption, any such attempted amendment, modification or termination adopted within one year prior to a Change in Control being null and void ab initio as it relates to all such individuals who were Participants prior to such adoption (it being understood, however, that, subject to Section 4.2, the hiring, termination of employment, promotion or demotion of any employee of the Employer or transfer of an employee’s employment from an Employer to an Affiliate that is not an Employer prior to a Change in Control shall not be construed to be an amendment, modification or termination of the Plan); provided, further, however, that the Plan may not be amended, modified or terminated, (i) at the request of a third party who has indicated an intention or taken steps to effect a Change in Control and who effectuates a Change in Control or (ii) otherwise in connection with, or in anticipation of, a Change in Control which actually occurs, any such attempted amendment, modification or termination being null and void ab initio. Any action taken to amend, modify or terminate the Plan which is taken after the execution of an agreement providing for a transaction or transactions which, if consummated, would constitute a Change in Control shall conclusively be presumed to have been taken in connection with a Change in Control. From and after the occurrence of a Change in Control, the Plan may not be amended or modified in any manner that would in any way adversely affect the benefits or protections provided hereunder to any individual who is a Participant in the Plan on the date the Change in Control occurs. The revision of the release of claims attached hereto as Appendix A shall be deemed to be a modification of the Plan for purposes of this Section 8.2.

8.3. Form of Amendment. The form of any amendment or termination of the Plan in accordance with Section 8.2 hereof shall be a written instrument signed by a duly authorized officer or officers of the Company, certifying that the amendment or termination has been approved by the Compensation and Benefits Committee of the Board.

ARTICLE IX

SECTION 409A OF THE CODE

9.1. General. To the extent applicable, the provisions of this Plan shall be construed in a manner consistent with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”). If the Compensation and Benefits Committee of the Board believes, at any time, that any benefit or right to which a Participant is entitled under the Plan that is either subject to Section 409A or exempt from Section 409A does not so comply, the Compensation and Benefits Committee of the Board may in its sole discretion adopt such amendments to this Plan or take such other actions that the Compensation and Benefits Committee of the Board determines are necessary or appropriate to either exempt the such benefits and rights from Section 409A or comply with the requirements of Section 409A; provided, however, that this Section 9.1 shall not create any obligation on the part of the Compensation and Benefits Committee of the Board to adopt any such amendment or take any other action.

9.2. Distributions on Account of Separation from Service. Notwithstanding anything to the contrary, if and to the extent required to comply with Section 409A, any payment or benefit required to be paid under this Plan as part of the Participant’s Severance Benefits shall be made upon the Participant incurring a “separation of service” within the meaning of Code Section 409A as of the Participant’s Termination Date, or day after the end of any Extension Period, as set forth in Section 5.3, if later.

9.3. Timing of Severance Payments. In the case where this Plan provides for the payment of an amount that constitutes nonqualified deferred compensation under Section 409A to be made to the Participant within a designated period (e.g. within 90 days after the Termination Date) and such period begins in one calendar year and ends in a second calendar year, the payment date shall occur in the second calendar year, with the exact payment date within such range during the second calendar year, subject to Section 9.4 below, to be determined by the Compensation and Benefits Committee of the Board, in its sole discretion.

9.4. Delay of Payments for Specified Employees. Notwithstanding anything in this Plan to the contrary, if the Participant is deemed to be a “specified employee” for purposes of Section 409A, no Severance Benefits or other payments pursuant to, or contemplated by, this Plan shall be made to the Participant before the date that is six months after the Participant’s “separation from service” (or, if earlier, the date of the Participant’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum without interest at the end of such required delay period.

9.5. No Acceleration of Payments. No payment or benefit that is subject to Section 409A may be accelerated, except in compliance with Section 409A and the provisions of this Plan, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

9.6. Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Plan, each separately identified amount to which a Participant is entitled under this Plan, if any, as part of the Severance Benefits shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Plan as part of the Severance Benefits shall be treated as a right to a series of separate payments.

9.7. Continued Health Benefits. In the event that Participant receives continued health benefits pursuant to Section 4.3 of this Plan that is not otherwise exempt under Section 409A, such expense or reimbursement shall meet the following requirements: (i) the amount of expenses eligible for reimbursement provided to the Participant during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Participant in any other calendar year, (ii) the reimbursements for expenses for which the Participant is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iii) the right to payment or reimbursement on in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

9.8. Reimbursements. Notwithstanding anything in this Plan to the contrary, any payment, to the extent such payment constitutes deferral of compensation under Section 409A, to reimburse the Participant, including but not limited to reimbursements pursuant to this Section 9.8, shall be made no later than the end of the Participant’s taxable year next following the Participant’s taxable year in which the Participant incurs such expense.

ARTICLE X

MISCELLANEOUS

10.1. Legal Fees and Expenses. The Employer shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) reasonably and in good faith incurred by a Participant if the Participant prevails on at least one material item of his or her claim for relief in an action (i) by the Participant to obtain or enforce any right or benefit provided by this Plan or (ii) by the Company or the Employer to enforce post-termination covenants against the Participant.

10.2. Employment Status. This Plan does not constitute a contract of employment or impose on any Employer any obligation to retain any Participant as an employee, to change the status of any Participant’s employment as an Executive Committee Member or Other Executive (as applicable), or to change any employment policies of any Employer.

10.3. Withholding of Taxes. The Employer shall withhold from any amounts payable under this Plan all federal, state, local or other taxes that are legally required to be withheld.

10.4. No Effect on Other Benefits. Severance Benefits shall not be counted as compensation for purposes of determining benefits under other benefit plans, programs, policies and agreements, except to the extent expressly provided therein or herein.

10.5. Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.6. Settlement of Claims. The Employer’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, defense, recoupment, or other right which the Employer may have against a Participant or others.

10.7. Unfunded Obligation. All Severance Benefits provided under this Plan shall constitute an unfunded obligation of the Employer. Payments shall be made, as due, from the general funds of the Employer. This Plan shall constitute solely an unsecured promise by the Employer to provide such benefits to Participants to the extent provided herein. For avoidance of doubt, any pension, health or life insurance benefits to which a Participant may be entitled under this Plan shall be provided under other applicable employee benefit plans of the Company or the Employer. This Plan does not provide the substantive benefits under such other employee benefit plans, and nothing in this Plan shall restrict the Company’s or Employer’s ability to amend, modify or terminate such other employee benefit plans (whether before or after a Change in Control (but subject to Section 2.17 following a Change in Control)).

10.8. Governing Law. It is intended that the Plan be an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA, and the Plan shall be administered in a manner consistent with such intent. The Plan and all rights thereunder shall be governed and construed in accordance with ERISA and, to the extent not preempted by federal law, with the laws of the state of New Jersey, wherein venue shall lie for any dispute arising hereunder. This Plan shall also be subject to all applicable non-U.S. laws as to Participants employed by subsidiaries of the Company located outside of the United States. Subject to the express terms and conditions set forth in the Plan, the Compensation and Benefits Committee of the Board shall have the power from time to time to construe and interpret the Plan and to establish, amend and revoke rules and regulations for the administration of the Plan, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan, in the manner and to the extent it shall deem necessary or advisable, including so that the Plan and the operation of the Plan complies with the Code and other applicable law, and otherwise to make the Plan fully effective.

10.9. Assignment. This Plan shall inure to the benefit of and shall be enforceable by a Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If a Participant should die while any amount is still payable to the Participant under this Plan had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the Participant’s estate. A Participant’s rights under this Plan shall not otherwise be transferable or subject to lien or attachment.

10.10. Enforcement. This Plan is intended to constitute an enforceable contract between the Employer and each Participant subject to the terms hereof.

10.11. Restatement Date. This Plan was originally effective as of November 23, 2004 and is Amended and Restated effective as of January 1, 2013.

Appendix A

Form of Release of Claims

GENERAL RELEASE

1. General Release.

In consideration of the payments and benefits to be made under the Merck & Co., Inc. Change in Control Separation Benefits Plan (the “Plan”),                          (the “Employee”), with the intention of binding the Employee and the Employee’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge Merck & Co., Inc. (the “Company”) and each of its subsidiaries and affiliates (the “Company Affiliated Group”), including Merck Sharp & Dohme Corp. or its subsidiaries (the “Employer”), their present and former officers, directors, executives, agents, attorneys, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected which the Employee, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party in any capacity, including, without limitation, any and all claims (i) arising out of or in any way connected with the Employee’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices), any and all claims based on the Employee Retirement Income Security Act of 1974 (“ERISA”), any and all claims arising under the civil rights laws of any federal, state or local jurisdiction, including, without limitation, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), Sections 503 and 504 of the Rehabilitation Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act (“ADEA”), the Pennsylvania Human Relations Act, the New Jersey Law Against Discrimination and any and all claims under any whistleblower laws or whistleblower provisions of other laws including, without limitation, the New Jersey Conscientious Employee Protection Act, excepting only:

(a) rights of the Employee under this General Release and the Plan;

(b) rights of the Employee relating to equity awards held by the Employee as of his or her Termination Date (as defined in the Plan);

(c) the right of the Employee to receive COBRA continuation coverage in accordance with applicable law;

(d) rights to indemnification the Employee may have (i) under applicable corporate law, (ii) under the by-laws or certificate of incorporation of any Company Released Party or (iii) as an insured under any director’s and officer’s liability insurance policy now or previously in force;

(e) claims (i) for benefits under any health, disability, retirement, deferred compensation, life insurance or other, similar employee benefit plan or arrangement of the Company Affiliated Group and (ii) for earned but unused vacation pay through the Termination Date in accordance with an applicable policy of the Company or its subsidiaries, including the Employer; and

(f) claims for the reimbursement of unreimbursed business expenses incurred prior to the Termination Date pursuant to an applicable policy of the Company or its subsidiaries, including the Employer.

2. No Admissions. The Employee acknowledges and agrees that this General Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

3. Application to all Forms of Relief. This General Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.

4. Specific Waiver. The Employee specifically acknowledges that his or her acceptance of the terms of this General Release is, among other things, a specific waiver of his or her rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or claim or cause of action which by law the Employee is not permitted to waive.

5. No Complaints or Other Claims. The Employee acknowledges and agrees that he or she has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

6. Conditions of General Release.

(a) Terms and Conditions. From and after the Termination Date, the Employee shall abide by all the terms and conditions of this General Release and the terms and conditions set forth in the Terms and Conditions of Employment signed by the Employee, which is incorporated herein by reference.

(b) Confidentiality. The Employee shall not, without the prior written consent of the Company or its subsidiaries, including the Employer, or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against any member of the Company Affiliated Group (in which case the Employee shall cooperate with the Company or its subsidiaries, including the Employer, in obtaining a protective order at the Company’s (or its subsidiaries’) expense against disclosure by a court of competent jurisdiction), communicate, to anyone other than the Company or its subsidiaries, including the Employer, and those designated by the Company or its subsidiaries, including the Employer, or on behalf of the Company or its subsidiaries, including the Employer, in the furtherance of its business, any trade secrets, confidential information, knowledge or data relating to any member of the Company Affiliated Group, obtained by the Employee during the Employee’s employment by the Company or its subsidiaries, including the Employer, that is not generally available public knowledge (other than by acts by the Employee in violation of this General Release).

(c) Return of Company Material. The Employee represents that he or she has returned to the Company or its subsidiaries, including the Employer, all Company Material (as defined below). For purposes of this Section 6(c), “Company Material” means any documents, files and other property and information of any kind belonging or relating to (i) any member of the Company Affiliated Group, (ii) the current and former suppliers, creditors, directors, officers, employees, agents and customers of any of them or (iii) the businesses, products, services and operations (including without limitation, business, financial and accounting practices) of any of them, in each case whether tangible or intangible (including, without limitation, credit cards, building and office access cards, keys, computer equipment, cellular telephones, pagers, electronic devices, hardware, manuals, files, documents, records, software, customer data, research, financial data and information, memoranda, surveys, correspondence, statistics and payroll and other employee data, and any copies, compilations, extracts, excerpts, summaries and other notes thereof or relating thereto), excluding only information (x) that is generally available public knowledge or (y) that relates to the Employee’s compensation or employee benefits.

(d) Cooperation. Following the Termination Date, the Employee shall reasonably cooperate with the Company or its subsidiaries, including the Employer, upon reasonable request of the Board and be reasonably available to the Company or its subsidiaries, including the Employer, with respect to matters arising out of the Employee’s services to the Company Affiliated Group.

(e) Nondisparagement. The Employee agrees not to communicate negatively about or otherwise disparage any Company Released Party or the products or businesses of any of them in any way whatsoever.

(f) Nonsolicitation. The Employee agrees that for the period of time beginning on the date hereof and ending on the second anniversary of the date of the Change in Control, the Employee shall not, either directly or indirectly, solicit, entice, persuade, induce or otherwise attempt to influence any person who is employed by any member of the Company Affiliated Group to terminate such person’s employment by such member of the Company Affiliated Group. The Employee also agrees that for the same period of time he or she shall not assist any person or entity in the recruitment of any person who is employed by any member of the Company Affiliated Group. The Employee’s provision of a reference to or in respect of any individual shall not be a violation this Section 6(f).

(g) No Representation. The Employee acknowledges that, other than as set forth in this Agreement and the Plan, (i) no promises have been made to him or her and (ii) in signing this General Release the Employee is not relying upon any statement or representation made by or on behalf of any Company Released Party and each or any of them concerning the merits of any claims or the nature, amount, extent or duration of any damages relating to any claims or the amount of any money, benefits, or compensation due the Employee or claimed by the Employee, or concerning the General Release or concerning any other thing or matter.

(h) Injunctive Relief. In the event of a breach or threatened breach by the Employee of this Section 6, the Employee agrees that the Company or its subsidiaries, including the Employer, shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Employee acknowledging that damages would be inadequate or insufficient.

7. Voluntariness. The Employee agrees that he or she is relying solely upon his or her own judgment; that the Employee is over eighteen years of age and is legally competent to sign this General Release; that the Employee is signing this General Release of his or her own free will; that the Employee has read and understood the General Release before signing it; and that the Employee is signing this General Release in exchange for consideration that he or she believes is satisfactory and adequate.

8. Legal Counsel. The Employee acknowledges that he or she has been informed of the right to consult with legal counsel and has been encouraged to do so.

9. Complete Agreement/Severability. This General Release constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this General Release. All provisions and portions of this General Release are severable. If any provision or portion of this General Release or the application of any provision or portion of the General Release shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this General Release shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.

10. Acceptance. The Employee acknowledges that he or she has been given a period of twenty-one (21) days within which to consider this General Release, unless applicable law requires a longer period, in which case the Employee shall be advised of such longer period and such longer period shall apply. The Employee may accept this General Release at any time within this period of time by signing the General Release and returning it to the Employer.

11. Revocability. This General Release shall not become effective or enforceable until seven (7) calendar days after the Employee signs it. The Employee may revoke his or her acceptance of this General Release at any time within that seven (7) calendar day period by sending written notice to the Company, addressed to the Company’s Corporate Secretary at its headquarters. Such notice must be received by the Company within the seven (7) calendar day period in order to be effective and, if so received, would void this General Release for all purposes.

12. Amendment, Termination of Plans. The Company retains the right (to the extent permitted by law) to amend, modify or terminate the Plan in accordance with its terms, and nothing in this General Release affects or alters that right. If the Employee signs and returns the General Release, any later amendment, modification or termination shall have no effect on the amount of Severance Benefits the Employee is eligible to receive as set forth in the Plan as in effect on the date that the Employee signs this General Release.

13. Governing Law. Except for issues or matters as to which federal law is applicable, this General Release shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey without giving effect to the conflicts of law principles thereof.

Please indicate your acceptance of this General Release by signing and dating this letter and returning it to the Company. A duplicate of this letter is enclosed for your records.

Very truly yours,

Name:

Title:

ACCEPTED AND AGREED:

Appendix B

Description of Change-in-Control Benefits under the Pension Plan.

This Appendix describes benefits under the Pension Plan and the Supplemental Plan provided to a Participant in the Plan if such Participant signs and returns the release of claims in use under the Plan.

1. If a Participant’s employment is terminated in circumstances entitling him or her to the Severance Benefits provided in Section 4.3(b) of the Plan,

(a) For a Participant who participates in the Retirement Plan for Salaried Employees of MSD (the “MSD Pension Plan”) and on his or her Termination Date is not at least age 55 with at least ten years of Credited Service under the MSD Pension Plan but would attain at least age 50 and have at least ten years of Credited Service under the MSD Pension Plan within two years following the date of the Change in Control (assuming continued employment during the entirety of such two-year period), then the Participant shall be deemed to be eligible for a subsidized early retirement benefit on his “Prior Plan Formula” (as defined in the MSD Pension Plan) under the MSD Pension Plan commencing in accordance with the terms of the MSD Pension.

(b) For a Participant who participates in the Pension Plan and on his or her Termination Date is not at least age 65 but would attain at least age 65 within two years following the date of the Change in Control (assuming continued employment during the entirety of such two-year period), then the Participant shall be deemed to be eligible for a Prior Plan Formula benefit unreduced for early commencement under the Pension Plan commencing in accordance with the terms of the Pension Plan.

(c) For a Participant who participates in the MSD Pension Plan and on his or her Termination Date is not eligible for the “Rule of 85 Transition Benefit” (as such term is defined in the MSD Pension Plan) but would have been eligible for the Rule of 85 Transition Benefit within two years following the date of the Change in Control (assuming continued employment during the entirety of such two-year period), then the Participant shall be deemed to be eligible for the Rule of 85 Transition Benefit upon commencement of his or her pension benefit under the MSD Pension Plan.

(d) For a Participant who participates in the Pension Plan on his or her Termination Date who is not vested in his or her accrued benefit under the Pension Plan, he or she shall be vested in his accrued benefit under the Pension Plan on his or her Termination Date.

2. The benefits described in Article I of this Appendix shall be payable from the Pension Plan and, to the extent that such benefits cannot be paid from the Pension Plan, then such benefits shall be paid under the Supplemental Plan or under new arrangements or from the Employer’s general assets as provided by Section 4.3(b)(v) of the Plan.